                                                                   EXHIBIT 2.1










                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      ELECTRONIC DATA SYSTEMS CORPORATION,

                               RAMCAD CORPORATION

                                      AND

                              NEODATA CORPORATION









                                 AUGUST 7, 1997

                               TABLE OF CONTENTS


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                                   ARTICLE I
                                   THE MERGER


1.1 The Merger............................................................. 1
1.2 The Closing............................................................ 1
1.3 Effective Time of the Merger........................................... 2
1.4 Effects of the Merger.................................................. 2
    (a) Effects of the Merger.............................................. 2
    (b) Directors and Officers............................................. 2
    (c) Certificate of Incorporation....................................... 2
    (d) Bylaws............................................................. 2

                                   ARTICLE II
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Conversion of Capital Stock............................................ 2
    (a) Capital Stock of Sub............................................... 2
    (b) Cancellation of Treasury Stock and Parent-Owned Stock.............. 3
    (c) Conversion of Capital Stock of the Company......................... 3
2.2 No Further Ownership Rights in the Company............................. 3
2.3 Payment for Shares..................................................... 3
    (a) Paying Agent....................................................... 3
    (b) Payment Procedures................................................. 4
    (c) Unregistered Transfer of Capital Stock............................. 4
    (d) Termination of Payment Fund........................................ 4
    (e) Withholding Rights................................................. 5
    (f) No Liability....................................................... 5
2.4 Stock Transfer Books................................................... 5
2.5 Dissenting Shares...................................................... 5
2.6 Stock Options.......................................................... 6

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1 Organization and Standing.............................................. 6
3.2 Subsidiaries........................................................... 7
3.3 Corporate Power and Authority.......................................... 7
3.4 Capitalization of the Company.......................................... 8
3.5 Conflicts, Consents and Approvals...................................... 9
3.6 Absence of Certain Changes............................................ 10
3.7 Company SEC Documents................................................. 11
3.8 Taxes................................................................. 11
3.9 Compliance with Laws.................................................. 13
3.10 Litigation........................................................... 13
3.11 Employee Benefit Plans............................................... 13
3.12 Contracts............................................................ 16
3.13 No Defaults.......................................................... 16
3.14 Permits.............................................................. 16
3.15 Environmental Matters................................................ 17
3.16 No Undisclosed Liabilities........................................... 20
3.17 Corporate Records.................................................... 21
3.18 Accounting Records................................................... 21
3.19 Brokers.............................................................. 21
3.20 Properties........................................................... 21

                                      i

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
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
3.21 Insurance............................................................. 22
3.22 Intellectual Property................................................. 22
3.23 Labor Matters......................................................... 23
3.24 Bank Accounts......................................................... 24
3.25 Performance Consistent with Projections............................... 24
3.26 Related Party Transactions............................................ 24

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

4.1 Organization and Standing.............................................. 25
4.2 Corporate Power and Authority.......................................... 25
4.3 Conflicts, Consents and Approvals...................................... 25
4.4 Litigation............................................................. 26

                                  ARTICLE V
                           COVENANTS OF THE PARTIES

5.1 Mutual Covenants....................................................... 26
    (a) General............................................................ 26
    (b) HSR Act............................................................ 26
    (c) Other Governmental Matters......................................... 26
    (d) Notification of Certain Matters.................................... 26
    (e) Termination of Securityholders Agreement........................... 27
    (f) Public Statements.................................................. 27
5.2 Covenants of the Company............................................... 27
    (a) Access............................................................. 27
    (b) Conduct of the Company's Operations................................ 28
    (c) Discharge and Termination of Subdebt Warrants and Bridge Warrants.. 29
    (d) Stock Options...................................................... 29
    (e) Termination of Financial Advisory Agreements....................... 29
    (f) Consent of Stockholders............................................ 29
5.3 Covenants of Parent and Sub............................................ 30
    (a) Indemnification; Insurance......................................... 30
    (b) Stockholder Actions................................................ 31

                                  ARTICLE VI
                                  CONDITIONS

6.1 Conditions to Obligations of All Parties............................... 31
6.2 Conditions to Obligations of Parent and Sub............................ 31
6.3 Conditions to Obligations of the Company............................... 33

                                 ARTICLE VII
                          TERMINATION AND AMENDMENT

7.1 Termination............................................................ 33
7.2 Effect of Termination.................................................. 34
7.3 Amendment.............................................................. 34
7.4 Extension; Waiver...................................................... 34

                                 ARTICLE VIII
                                MISCELLANEOUS

8.1 Survival of Representations and Warranties............................. 34
8.2 Notices................................................................ 34
8.3 Interpretation......................................................... 35
8.4 Counterparts........................................................... 36
8.5 Entire Agreement....................................................... 36
8.6 Third Party Beneficiaries.............................................. 36
8.7 Governing Law.......................................................... 36
8.8 Specific Performance................................................... 36
8.9 Assignment............................................................. 36
8.10 Expenses.............................................................. 36


                                      ii

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8.11 Severability.......................................................... 36
8.12 Subsidiares........................................................... 37

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                                      iii

                          AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 7th day of August, 1997, by and among Electronic Data Systems Corporation, a Delaware corporation ("Parent"), Ramcad Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Neodata Corporation, a Delaware corporation (the "Company").


                                   RECITALS:

        WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have unanimously approved the acquisition of the Company by Parent, by means of the merger (the "Merger") of Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation thereof;

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

        1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined). At the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and a direct wholly owned subsidiary of Parent (Sub and the Company are sometimes hereinafter referred to as "Constituent Corporations" and, as the context requires, the Company is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue under the name "Neodata Corporation."

        1.2 The Closing. Unless otherwise mutually agreed by the parties hereto, the closing of the transactions contemplated hereby (the "Closing") will take place at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, at 10:00 a.m., local time, on August 29, 1997, or on such other business date on which all conditions to the obligations of the parties hereto shall have been satisfied or waived in writing by the appropriate party (the "Closing Date").

        1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, as provided in the DGCL, on the Closing Date. The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

        1.4     Effects of the Merger.

        (a) Effects of the Merger. The Merger shall have the effects as set forth in the applicable provisions of the DGCL.

        (b) Directors and Officers. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation, holding the same offices in the Surviving Corporation as they held in Sub immediately prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

        (c) Certificate of Incorporation. At the Effective Time and without any further action on the part of the Constituent Corporations, the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation, provided that Article One of such Certificate Incorporation shall be amended to read in its entirety as follows:

        "The name of the corporation is Neodata Corporation."

        (d) Bylaws. At the Effective Time and without any further action on the part of the Constituent Corporations, the Bylaws of Sub shall be the Bylaws of the Surviving Corporation.


                                   ARTICLE II
                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
             THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of the Company or any holder of shares of capital stock of Sub:

        (a) Capital Stock of Sub. Each share of the capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of capital stock of the Company that is owned, directly or indirectly, by the Company and each share of capital stock of the Company that is owned, directly or indirectly, by Parent, Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

        (c) Conversion of Capital Stock of the Company. Subject to the other provisions of this Section 2.1, each share of capital stock of the Company issued and outstanding immediately prior to he Effective Time (excluding shares referred to in Section 2.1(b) above and other than Dissenting Shares (as defined in Section 2.6)) shall be converted into the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate formerly representing such share of capital stock. For purposes of this Agreement, "Merger Consideration" shall mean collectively (i) in the case of the Common Stock, par value $.01 per share of the Company (the "Common Stock"), and the Nonvoting Common Stock, par value $.01 per share of the Company (the "Nonvoting Common Stock"), an amount in cash equal to $2.60 per share of Common Stock, and (ii) in the case of the Class A Convertible
Preferred Stock - Series 2, par value $.01 per share, of the Company (the "Series 2 Preferred"), an amount in cash equal to $7.6727090241 per share of Series 2 Preferred, in each case subject to withholding.

        2.2 No Further Ownership Rights in the Company. All shares of capital stock of the Company, when converted as provided in Section 2.1, no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing shares of capital stock of the Company outstanding immediately prior to the Effective Time (collectively, the "Certificates") shall thereafter represent only the right to receive the Merger Consideration, without any interest thereon. Following conversion of the shares of capital stock of the Company as provided in Section 2.1, the holders of Certificates shall cease to have any rights as stockholders of the Company except as otherwise provided herein or by law.

        2.3     Payment for Shares.

        (a)     Paying Agent.   Prior to the Effective Time, Sub shall appoint
a United States bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. At Closing, Sub shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of shares of capital stock of the Company (other than the Company or Parent, Sub or any other subsidiary or Parent, or holders of Dissenting Shares) immediately available funds in amounts necessary to make the payments described in this Section 2.3 (the "Payment Fund").

        The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of capital stock of the Company entitled thereto as contemplated by this Section. The Surviving Corporation shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund. Any interest or other income earned on the investment of cash held in the Payment Fund shall be paid to Parent as and when requested by Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of capital stock of the Company shall be entitled under this Section 2.3, Parent shall in any event be liable for payment thereof or to cause the Surviving Corporation to make payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

        (b)     Payment Procedures. Parent will instruct Paying Agent to

distribute the Merger Consideration as soon as reasonably practicable after the Effective Time (subject to withholding), to each holder of record of a Certificate or Certificates (excluding Certificates representing shares referred to in Section 2.1(b) above and Dissenting Shares) as set forth herein. Upon surrender of a Certificate (or affidavit of lost Certificate in form and substance reasonably satisfactory to Parent and Paying Agent, and, if Parent or Paying Agent shall reasonably request, the posting of a bond in form and substance reasonably satisfactory to Parent and Paying Agent) to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with a blank stock power, duly executed, and such other documents as may be required by Parent or the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate Merger Consideration into which the shares theretofore represented by such Certificate so surrendered shall have been converted. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.3.

        (c) Unregistered Transfer of Capital Stock. In the event of a transfer of ownership of capital stock of the Company which is not registered in the transfer record of the Company, the appropriate Merger Consideration may be issued to a transferee if the Certificate representing such capital stock is presented to the Paying Agent, accompanied by all documents reasonably required by Parent, including (i) documents to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid and (ii) documents evidencing transferee's representation or warranties to Parent with respect to the ownership of such capital stock.

        (d) Termination of Payment Fund. Any funds deposited with the Paying Agent that are payable to a former stockholder of the Company which has not submitted a claim for its portion of the Merger Consideration as described in this Section 2.3 within six months after notice of the Effective Time has been transmitted to stockholders of record shall be paid or delivered, as the case may be, to Parent upon demand, and any former stockholders of the Company who have not theretofore complied with the instructions for exchanging their Certificates shall thereafter look only to Parent for payment, it being acknowledged by Parent and Sub that Parent's receipt of any such amounts shall not relieve it of its payment obligations to such former stockholders. In no event will any former stockholder of the Company be entitled to receive interest or any other amounts earned on the Merger Consideration held by the Paying Agent or Parent in accordance with this
Section 2.3(d).

        (e) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of capital stock of the Company such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such shares of capital stock of the Company in respect of which such deduction and withholding was made by Parent. To the extent applicable, the parties hereto agree that the Parent may require a holder of a Certificate to certify, under penalty of perjury, such person's taxpayer identification number and that such person is not a foreign person pursuant to Section 1445(b)(2) of the Code. Prior to the Closing Date, the Company will provide Parent with an affidavit under penalties of perjury which satisfies Section 1445(b)(3) of the Code.

        (f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of capital stock of the Company for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        2.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of capital stock of the Company thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

        2.5 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of capital stock of the Company that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares of capital stock of the Company held by them in accordance with the provisions of such Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of capital stock of the Company under such
Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate Merger Consideration upon surrender, in the manner provided in Section 2.3, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of capital stock of the Company. The Company shall give Parent (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other written instrument served pursuant to Section 262 of the DGCL received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under such Section. Prior to the Effective Time, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

        2.6 Stock Options. Other than (i) nonvested options held by Nicholas Cuccaro, Francie Anhut, Ed Flaherty, Ed Frazier, Ben Gill, Sue Morse, Nancy Talmey and Rich Rosy, the acceleration of exercisability of which is contingent upon delivery by each such person of an Amendment to Executive Employment Agreement, and (ii) certain options held by A. Laurence Jones to the extent that such acceleration would result in an "excess parachute payment" within the meaning of Section 280G of the Code, prior to the Closing, the Company shall cause each outstanding Performance Option (as hereinafter defined), Harbison Option (as hereinafter defined) and each outstanding option under the 1990 Plan (as hereinafter defined) and the 1994 Plan (as hereinafter defined, and together with the 1990 Plan, the "Stock Option Plans") to become exercisable for a period beginning on such date after the date hereof as the Company shall reasonably determine and ending immediately prior to the Effective Time. At the Effective Time, each then outstanding Performance Option, Harbison Option or option under the Stock Option Plans (collectively, the "Options") which was not exercised prior to the Effective Time shall terminate and the holder thereof will have the right to receive for the shares of Common Stock, Series 2 Preferred or Nonvoting Common Stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the aggregate Merger Consideration applicable to such shares and the aggregate per share exercise price of such option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"). The surrender of an Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such option.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        In order to induce Parent and Sub to enter into the Agreement, the Company hereby represents and warrants to Parent and Sub that the statements contained in this Article III are true, correct and complete.

        3.1 Organization and Standing. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of the Company and its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on the Company.
Section 3.1 of the Disclosure Schedule delivered by the Company to parent herewith (the "Company

Disclosure Schedule") lists, for the Company and each of its subsidiaries, (i) the jurisdiction of incorporation and (ii) each jurisdiction in which such entity is qualified or licensed to do business. The Company has previously delivered to Parent complete and correct copies of (i) the Certificates of Incorporation (or similar governing documents) and all amendments thereto to the date hereof and (ii) the Bylaws (or similar governing documents) as in effect on the date hereof, in each case for the Company and each of its subsidiaries.

        3.2 Subsidiaries. As of the date hereof, the Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 3.2 of the Company Disclosure Schedule. Section 3.2 of the Company Disclosure Schedule sets forth as to each subsidiary of the
Company: (i) its name, (ii) its authorized capital stock or share capital,
(iii) the number of issued and outstanding shares of it capital stock or share capital, and (iv) the number of shares owned beneficially and of record by the Company or any of its subsidiaries. Except as set forth in Section 3.2 of the Company Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims, options, rights of first refusal, limitations on voting rights, or other encumbrances. Other than as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any subsidiary of the Company; and no subsidiary of the Company has any obligation of any kind to issue any additional securities or to pay for securities of any subsidiary of the Company or any predecessor thereof (other than any obligation of Neodata Services, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company ("Services"), under the Indenture (as defined in Section 3.7)).

        3.3 Corporate Power and Authority. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation).
This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.4 Capitalization of the Company. The Company's authorized capital stock consists solely of (a) 63,000,000 shares of Common Stock, (b) 3,000,000 shares of Nonvoting Common Stock, and (c) 21,090,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"), of which 9,000,000 shares are designated as "Class A Convertible Preferred Stock - Series 1," 9,000,000 shares are designated as "Class A Convertible Preferred Stock - Series 2" and 3,090,000 shares are designated as "Class B Junior Convertible Preferred Stock." As of the date hereof, (i) 387,892.08 shares of Common Stock are issued and outstanding, (ii) no shares of Nonvoting Common Stock are issued and outstanding, (iii) 8,600,000 shares of Class A
Convertible Preferred Stock - Series 1 are issued and outstanding, (iv) 6,671,743.73 shares of Series 2 Preferred are issued and outstanding and (v) 3,090,000 shares of Class B Junior Convertible Preferred Stock are issued and outstanding. As of the date hereof, (i) 75,441.26 shares of Common Stock and 1,297,589.65 shares of Series 2 Preferred are reserved for issuance upon exercise of outstanding options granted under the Company's 1990 Employee Incentive Plan (the "1990 Plan"), of which options to purchase 51,714.84 shares of Common Stock and 889,495.29 shares of Series 2 Preferred are outstanding,
(ii) 20,117.67 shares of Common Stock and 346,023.91 shares of Series 2 Preferred are reserved for issuance upon exercise of outstanding options granted to executive officers in 1990 (the "Performance Options"), of which options to purchase 11,825.29 shares of Common Stock and 203,394.93 shares of Series 2 Preferred are outstanding, (iii) 2,011.77 shares of Common Stock and 34,602.39 shares of Series 2 Preferred are reserved for issuance upon exercise of outstanding options granted to Thomas O. Harbison (the "Harbison Options"), all of which options are outstanding (iv) 2,631,579 shares of Common Stock and 2,631,579 shares of Nonvoting Common Stock are reserved for issuance upon exercise of outstanding options granted under the Company's 1994 Incentive Plan (the "1994 Plan"), of which no options for Common Stock are outstanding and options to purchase 2,322,334 shares of Nonvoting Common Stock are outstanding and (v) 61,987.57 shares of Common Stock and 1,066,186.17 shares of Series 2 Preferred are reserved for issuance upon exercise of outstanding warrants, of which Bridge Warrants (as hereinafter defined) to purchase 1,307.65 shares of Common Stock and 22,491.56 shares of Series 2 Preferred are outstanding and Subdebt Warrants (as hereinafter defined) to purchase 28,266.23 shares of Common Stock and 486,179.16 shares of Preferred Stock are outstanding (the "Warrants"). The Conversion Rate (as such term is defined in the Certificate of Incorporation of the Company) for the Series 2 Preferred is 2.9510419319. As of the date hereof, all outstanding shares of capital stock of the Company are owned of record as set forth in Section 3.4 of the Company Disclosure Schedule. Each outstanding share of capital stock of the company is duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. Following (A) the execution and delivery of the Warrant Exercise Agreements (as defined in Section 5.2) and the consummation of the transactions contemplated thereby and (B) consummation of the Option Plan Terminations (as defined in Section 5.2(d)), except for the Class A Convertible Preferred Stock - Series 1, the Series 2 Preferred, the Class B Junior Convertible Preferred Stock and the Nonvoting Common Stock, and except as provided in the Stockholders Agreement, dated as of November 28, 1994, among the Company and the stockholders of the Company listed on the signature pages thereto (the "Stockholders Agreement"), which will terminate and cease to be effective at the Effective Time, and in the Indenture, there will be no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by the Company or any subsidiary of the Company of any securities of the Company or any such subsidiary, nor will there be outstanding any securities which are convertible into or exchangeable for any shares of capital stock of the Company, and the Company will have no obligation of any kind to issue any additional capital stock. The Company has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of the Common Stock (or convertible into securities having such right). Except pursuant to this Agreement, there are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or is bound with respect to the voting of the capital stock of the Company or any of its subsidiaries, other than the Stockholders Agreement and the Securityholders Agreement (as hereinafter defined). Section
3.4 of the Company Disclosure Schedule sets forth (i) all options to purchase capital stock of the Company which are outstanding on the date hereof, the number and class of shares of capital stock for which such options are exercisable, the exercise price of such options, which of such options are currently exercisable, the vesting schedule for all other options and the identity of the optionees, and (ii) the number of Warrants which are outstanding on the date hereof, the number and class of shares of capital stock for which such Warrants are exercisable, the exercise price and the record holders thereof.

        3.5 Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will:

        (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws (or any similar organizational document) of the Company or any subsidiary of the Company;

        (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, result in the loss of any benefit under, result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon, any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets may be bound;

        (c) violate any order, writ, injunction, decree, statute, rule or regulation, applicable to the Company or any of its subsidiaries or their respective properties or assets; or

        (d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its affiliates with, any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL;

except as set forth in Section 3.5 of the Company Disclosures Schedule and, in the case of subparagraphs (b), (c) and (d) above, for any of the foregoing that would not, in the aggregate, have a material adverse effect on the Company.


        3.6 Absence of Certain Changes. Except as set forth in Section 3.6 of the Company Disclosure Schedule, since June 30, 1996, each of the Company and its subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has not occurred (i) any event which has had or which would have, individually or in the aggregate, a material adverse effect on the Company (but, excluding for such purposes, events that are generally applicable in the Company's industry and the United States economy), (ii) any transaction or commitment, other than in the ordinary course of business, entered into by the Company or any of its subsidiaries, (iii) any material change by the Company in its accounting methods, principles or practices; (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any subsidiary (other than dividends by a subsidiary to the Company); (v) any acquisition of material assets or stock or other material interests of a third party or agreement with respect to the foregoing other than in the ordinary course of business consistent with past practice; (vi) any sale, transfer or other disposition of material assets of the Company or any subsidiary or agreement with respect to the foregoing other than in the ordinary course of business consistent with past practice; (vii) any material revaluation by the Company or any subsidiary of any asset (including, without limitation, any writing down of accounts receivable, other than the writing down of accounts receivable in the ordinary course of business); (viii) any mortgage or pledge of any of the material assets or properties of the Company or any of its subsidiaries or the subjection of any of the material assets or properties of the Company or any of its subsidiaries to any liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto, other than in the ordinary course of business consistent with past practice;
(ix) any assumption or guarantee by the Company or any of its subsidiaries of the indebtedness of any person or entity other than in the ordinary course of business consistent with past practice; (x) any capital expenditures by the Company and its subsidiaries other than in the ordinary course of business consistent with past practice; (xi) any cancellation, satisfaction or prepayment of any debt, obligation, liability or encumbrance, or waiver of any claim or right of value of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice; (xii) any labor organizational efforts or complaints, or any labor trouble or controversies with a group of employees; (xiii) any material deterioration or adverse change in internal control systems; or (xiv) any increase in the compensation payable or to become payable by the Company or any subsidiary to any employees, officers of consultants as salary or wages or under any bonus, insurance, welfare, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, other than pursuant to the terms of the employment agreements and employee benefit plans listed in Sections 3.11 or 3.12 of the Company Disclosure Schedule or other than in the ordinary course of business consistent with past practice.

        3.7 Company SEC Documents. Services has timely filed with the Securities and Exchange Commission (the "Commission"), and the Company has made available to Parent, all forms, reports, schedules, statements, exhibits and other documents required to be filed by Services under the Securities Exchange Act of 1934 (together with the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933 (together with the rules and regulations thereunder, the "Securities Act"), and the terms of that certain Indenture, dated May 5, 1993 (the "Indenture"), by and between Services and Ameritrust Texas National Association, as Trustee (such documents as supplemented and amended since the time of filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements (including the related notes) of Services included in the Company SEC Documents comply in all material respect as to form with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated results of its operations and cash flows for the periods then ended. The consolidated financial statements of the Company and its subsidiaries attached to Section 3.7 of the Company Disclosure Schedule have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except that the Company's investment in Services is carried at historical cost and except for the absence of footnotes) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the financial position of the Company and its subsidiaries and cash flows for the periods then ended. The Company has previously made available to Parent correct and complete copies of
(i) annual management letters from the Company's independent certified public accountants and (ii) all material correspondence between the Commission and the Company (including its subsidiaries) or its representatives, in each case since January 1, 1993.

        3.8 Taxes. (a) Except as disclosed on Section 3.8 of the Company Disclosure Schedule:

        (i) All Tax Returns required to be filed on or before the Closing Date by or on behalf of, or in which is required to be reported the income or other items of, the Company or any subsidiary of the Company have been or will be filed within the time prescribed by law (including extensions of time approved by the appropriate taxing authority). Such Tax Returns are accurate and complete in all material respects.

        (ii) The Company and all subsidiaries of the Company have paid or will pay, on a timely basis, all Taxes that are due on or before the Closing Date (including, but not limited to, Taxes shown to be due on the Tax Returns described in the preceding paragraph), except those Taxes that are being disputed in good faith and for which adequate provision has been made in the consolidated financial statements of the Company.

        (iii) Adequate provision has been made on the Company's consolidated balance sheet at June 30, 1997 attached to Section 3.7 of the Company Disclosure Schedule and Services' most recent consolidated balance sheet included in the Company SEC Documents for the payment of Taxes not yet due as of the respective dates thereof.

        (iv) There are no liens for Taxes upon any of the properties or assets of the Company or any subsidiary of the Company, except liens for Taxes not yet due or for Taxes being disputed in good faith and for which adequate provision has been made in the financial statements of the Company (on the date thereof).

        (v) There are no pending audits, actions, proceedings, investigations, disputes or claims with respect to any Taxes payable by or asserted against the Company or any subsidiary of the Company and, to the Company's knowledge, there is no basis on which any claim for Taxes can be asserted with respect to the Company or any subsidiary of the Company that would have a material adverse effect.

        (vi) Neither the Company nor any subsidiary of the Company has given or been requested in writing to give waivers or other agreements extending any statue of limitations for assessment or collection of Taxes with respect to the Company or any subsidiary of the Company for taxable periods for which the applicable statue of limitations has not expired.

        (vii) Neither the Company nor any subsidiary of the Company has made an election that would result or has resulted in an adjustment under Section 481 of the Code increasing taxable income in taxable years ending after the Closing Date.

        (viii) All Taxes required to be withheld, collected or deposited by the Company or any subsidiary of the Company have timely been withheld, collected or deposited and, to the extent required, have been timely paid to the relevant taxing authority.

        (ix) As of the Closing Date, there are no unsatisfied actual or proposed adjustments or assessments for Taxes, against the Company or any subsidiary of the Company, and to the Company's knowledge, there is no basis for any such assessment or adjustment.

        (x) No closing agreement or agreements pursuant to Section 7121 of the Code or any similar provision of any state or local law have been entered into by or with respect to the Company or any subsidiary of the Company.

        (b)     As used in this Agreement:

                (i) "Tax" means all federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, value added, excise, property (whether real or personal property), sales, occupation, service, stamp, use, licensing, withholding, employment, payroll, share, capital, surplus, franchise or other taxes), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions to tax.

                (ii) "Tax Returns" means any returns, renditions, declarations, reports, claims for refund, and any informational returns or statements, including any schedules or attachments thereto, required to be supplied to a taxing authority in connection with or relating to Taxes.

                3.9 Compliance with Laws. Except as set forth on Section 3.9 of the Company Disclosure Schedule, each of the Company and its subsidiaries is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority (collectively, "Applicable Law") relating to it or its business or properties, except for any such failures to be in compliance therewith which, in the aggregate, would not have a material adverse effect on the Company. Except as set forth in Section 3.9 of the Company Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened.

                3.10 Litigation. Except as set forth on Section 3.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company, any of its subsidiaries or any of their respective properties which, if decided adversely, would, individually or in the aggregate, have a material adverse effect on the Company or would prevent or delay in any material respect the consummation of the transactions contemplated hereby. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on the Company or would prevent or delay in any material respect the consummation of the transactions contemplated hereby. There is no action, suit, or proceeding pending, or to the knowledge of the Company, threatened against the Company that questions the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.

        3.11 Employee Benefit Plans.

        (a) For purposes of this Agreement, the following terms have the definitions given below:

                "Controlled Group Liability" means any and all liabilities under
        (i) Title IV of ERISA, (ii) section 302 of ERISA, and (iii) sections 412 and 4971 of the Code, in each case other than pursuant to the Company Plans (as defined below).

                "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
        Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                "Company Plans" means all employee benefit plans, programs, voluntary employee benefit arrangements, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Company Plans" includes all employee welfare benefit plans within the meaning of
        Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

        (b) Section 3.11(b) of the Company Disclosure Schedule lists all Company Plans. With respect to each Company Plan, the Company has made available to Parent and Sub a true, correct and complete copy of: (i) each writing constituting a part of such Company Plan, including without limitation all plan documents, benefit schedules, actuarial reports, valuation statements, trust agreements, insurance contracts and other funding vehicles; (ii) the last two (2) annual Forms 5500, 990 and 1041 reports and accompanying schedules, as filed with the Internal Revenue Service; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent determination letter from the Internal Revenue Service, if any; and (vi) all other correspondence from the Internal Revenue Service or Department of Labor received which relates to any Company Plan ever sponsored, maintained or acquired by the Company or an ERISA Affiliate.

        (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Company Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Company Plan") and, to the Company's knowledge, there are no existing circumstances nor any events that have occurred that would adversely affect the qualified status of any Qualified Company Plan or the related trust.

        (d) All contributions required to be made to any Company Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be properly reflected in the Company's financial statements contained in the Company SEC Documents in accordance with generally accepted accounting principles.

        (e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, the Company and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Plans, including the timely filing of all required reports and disclosures and the timely delivery of all information and communications to employees during every year of existence. To the Company's knowledge, there are no existing circumstances that would give rise to any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its subsidiaries under ERISA or the Code.

        (f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, no Company Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

        (g) To the Company's knowledge there are no existing circumstances that would result in any Controlled Group Liability that would be a liability of the Company or any of its subsidiaries following the Closing, other than normal funding responsibilities. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA. The Company Plans have not engaged in any transactions described in Sections 406 or 407 of ERISA not exempt under ERISA
Section 408, or any transaction described in Section 4975 of the Code which was not exempt under Code Section 4975.

        (h) Except as set forth in Section 3.11(h) of the Company Disclosure Schedule and except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA, neither the Company nor any of its subsidiaries has any liability for post-employment life, health, medical or other welfare benefits under any Company Plan (excluding claims incurred but not paid on or before termination of employment) to former employees or beneficiaries or dependents thereof.

        (i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee or director or former employee or former director of the Company or any of its subsidiaries, pursuant to a "change in control" or "change of control" or otherwise.

        (j) Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, there are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which would result in any material liability of the Company or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

        3.12 Contracts. Section 3.12 of the Company Disclosure Schedule sets forth an accurate list of any of the following to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets may be bound; (i) any contract, commitment or agreement involving a partnership, joint venture or similar arrangement; (ii) any contract, commitment or agreement in which rights or obligations change upon the consummation of the transactions contemplated by this Agreement; (iii) any secrecy, non-compete or other agreement which (A) restricts the right of the Company, its subsidiaries or any of its officers or employees to engage in any type of business or activity after the consummation of the transactions contemplated by this Agreement or (B) would restrict in any manner the right of Parent or any of its subsidiaries to engage in any type of business or activity after the consummation of the transactions contemplated by this Agreement; and
(iv) all written employment agreements, employment contracts or, to the knowledge of the Company, understandings (other than the general employment of employees pursuant to an at-will understanding) relating to employment to which the Company or any of its subsidiaries is a party. The Company has made available to Parent complete and correct copies of all contracts referred to in the immediately preceding sentence. Section 3.12 of the Company Disclosure Schedule also sets forth a true and correct list of all contracts with the top twenty customers of the Company measured by revenues received from such customers by the Company during the fiscal year ended June 30, 1997.

        3.13 No Default. None of the Company or any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement, guarantee or other instrument, obligation or executory commitment (each a "Contract") to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the Company. To the knowledge of the Company, no other party to any Contract is in default or violation of any Contract.

        3.14 Permits. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (collectively, "Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, and the Company and its subsidiaries are in compliance with the terms of the Permits, except for any such Permits the failure of which to possess or be in compliance with, individually or in the aggregate, would not have a material adverse effect on the Company.

        3.15    Environmental Matters.

        (a)     Except as disclosed in the applicable subsection of Section
3.15 of the Company Disclosure Schedule, (i) the Company and each of its subsidiaries and each of their businesses, operations and Properties comply with all Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a material adverse effect on the Company; (ii) the Company and each of its subsidiaries have obtained all Environmental Permits necessary for the ownership and operation of their respective businesses, operations and Properties, and all such Environmental Permits are in good standing and are not the subject of any modification or revocation proceeding, and the Company and each of its subsidiaries are in compliance with all terms and conditions of such Environmental Permits, and to the Company's knowledge, all such Environmental Permits are valid, except where the failure to obtain such Environmental Permit or be in compliance therewith would not, individually or in the aggregate, have a material adverse effect on the Company; (iii) neither the Company nor any of its subsidiaries nor any of their businesses, operations or Properties is the subject of any outstanding written order, judgment, writ, decree, injunction, citation, directive, or summons of, or agreement or settlement with, any Governmental Authority or other person respecting (A) any alleged or asserted violation of or noncompliance with Environmental Laws, (B) any Remedial Actions, or (C) any Environmental Claims arising from the Release or threat of Release of a Contaminant; (iv) neither the Company nor any of its subsidiaries is a party, defendant or respondent in any pending judicial or administrative proceeding alleging a violation of any Environmental Law, or asserting any Environmental Claim arising from the Release or threat of Release of a Contaminant or relating to any Remedial Action; (v) to the Company's knowledge none of the businesses, operations or Properties of the Company or any of its subsidiaries is the subject of any investigation by any Governmental Authority (other than periodic and ordinary inspections) evaluating any alleged or asserted violation of or noncompliance with any Environmental Law, including, without limitation, a determination whether any Remedial Action is needed with respect to a Release or threatened Release of any Contaminant; (vi) neither the Company nor any subsidiary of the Company has filed any written notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous water or solid waste or reporting a spill or Release of a Contaminant into the environment under any Environmental Law, (vii) to the Company's knowledge, neither the Company nor any subsidiary of the Company has any contingent liability in connection with any Release or threat of Release of any Contaminant at any location; (viii) neither the Company nor any subsidiary of the Company has received any written notice or claim or is otherwise aware of any notice or claim concerning (A) any alleged violation of Environmental Law, (B) any alleged liability of the Company or any of its subsidiaries for any Environmental Claim, or (C) any alleged liability of the Company or any of its subsidiaries arising out of or related to the Release or threat of Release of a Contaminant at any location; (ix) neither the Company nor any of its subsidiaries has engaged in or permitted any generation, storage, transportation, treatment, recycling, reclamation, handling, use or disposal of any Contaminant, except in compliance with Environmental Laws; (x) neither the Company nor any of its subsidiaries has disposed of or released any Contaminant at any of its Properties and, to the Company's knowledge, neither has any prior owner or operator or other person; (xi) none of the Company's or any of its subsidiaries' properties contain, or, to the Company's knowledge, have ever contained, any underground storage tanks, surface impoundments, asbestos-containing materials or polychlorinated biphenyls; (xii) no Environmental Lien in favor of any Governmental Authority has been filed or attached to any of the Properties and, to the Company's knowledge, there are no conditions or facts in existence that with the passage of time could give rise to the filing or attachment of such an Environmental Lien; (xiii) none of the Properties is listed or proposed for listing on the National Priorities List ("NPL") pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any similar state or foreign list of sites, or on the Comprehensive Environmental Response Compensation and Liability Information System List ("CERCLIS") or any similar state or foreign list of sites; (xiv) to the Company's knowledge, no Contaminant has migrated from any of the Properties onto or underneath other properties, nor has any Contaminant migrated from other properties upon, about or beneath any of the Properties; (xv) neither the Company nor any of its Subsidiaries has received or is otherwise aware of any written notice, claim or other communication alleging liability on the part of the Company or any of its Subsidiaries, and to the Company's knowledge, neither the Company nor any of its Subsidiaries has any liability, for the violation of any Environmental Law, for any Environmental Claim, or for the Release or threatened Release of any Contaminant in connection with any businesses, operations or properties previously owned or operated by the Company or any of its Subsidiaries or any predecessors thereto.

        (b) Prior to the Closing Date, the Company and its subsidiaries shall have complied fully with all Environmental Notice Requirements, and any related Environmental Permits shall have been issued, except where the failure to so comply or to have obtained such Environmental Permits would not, individually or in the aggregate, have a material adverse effect on the Company.

        (c) There is no financial responsibility requirement issued by any Governmental Authority pursuant to 42 U.S.C. 6991b(c)(6) or any state or local equivalents applicable to the businesses, operations or Properties of the Company and each of its Subsidiaries.

        "Contaminant" means those substances, materials, articles and items, in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products or any other substance, material, article or item, which are regulated by or form the basis of liability under any applicable Environmental Law, including, without limitation, hazardous wastes, hazardous substances, pollutants, contaminants, toxic substances, infectious waste, medical waste, special waste, asbestos, polychlorinated biphenyls, petroleum (including, but not limited to, crude oil, petroleum-derived substances, waste or breakdown or decomposition products thereof or any fraction thereof) and radioactive substances.

        "Environmental Claim" means any written notice of violation (including, without limitation, any notice of expenditures necessary to come into compliance with or maintain compliance with, any Environmental Law or Environmental Permit), claim (whether based on strict liability or otherwise), judgment, encumbrance, lien, settlement, citation, demand, abatement, order or direction (conditional or otherwise) by any Governmental Authority or other person for personal injury or death, toxic tort, tangible or intangible property damage, damage to the environment, trespass, damage to natural resources, nuisance pollution, contamination or other adverse effects on the environment, or for fines, penalties or prohibitions, arising out of, related to, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or a threatened Release of any Contaminant, odor or audible noise, (b) the environmental aspects of the transportation, storage, treatment, disposal, generation, recycling, reclamation, use or handling of any Contaminants or other materials in connection with the businesses, operations or properties, or (c) the violation, or alleged violation, of any Environmental Law by the Company or any of its subsidiaries.

        "Environmental Damages" means all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any Environmental Claim, whether or not such Environmental Claim is ultimately defeated, and of any good faith settlement or judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants or noncompliance with any Environmental Law.

        "Environmental Laws" means all applicable federal, state, local or foreign laws, statutes, codes, ordinances, rules, regulations, Environmental Permits, judgments, orders, decrees or settlements relating to the environment, natural resources, safety, health or the regulation of contaminants, including, without limitations, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) ("RCRA"), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C.
Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 201 and Section 300f et seq.), The Rivers and Harbors Act (33 U.S.C. Section 401 Section et seq.), The Oil Pollution Act (33 U.S.C.
Section 2701 et seq.), and the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.), as such laws, statutes, codes, ordinances, rules, regulations, Environmental Permits, judgments, orders, decrees, and settlements have been and may be amended or supplemented from time to time, and any analogous future enacted or adopted federal, state, local, or foreign laws, statutes, codes, ordinances, rules, regulations, Environmental Permits, judgments, orders, decrees and settlements.

        "Environmental Lien" means a Lien in favor of any Governmental Authority for (i) liability under Environmental Laws or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant.

        "Environmental Notice Requirements" means requirements under any Environmental Law which are applicable to the transactions contemplated by this Agreement and which require notification, registration or filing of information pertaining to such transactions, the Properties, and/or the parties to such transactions, to or with any governmental authority or Parent, including, without limitation, any Environmental Permit transfer or modification requirements and any so-called "environmental cleanup responsibility acts."

        "Environmental Permit" means any permit, approval, authorization, registration, license, variance or permission required from a Governmental Authority having jurisdiction under an applicable Environmental Law.

        "Properties" means all real or personal property of any kind or description presently owned, leased, operated or under the control of the Company or any of its subsidiaries.

        "Release" means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching or migration of any Containment (including, but not limited to, the abandonment or discarding of Contaminants in barrels, drums or other containers) into the indoor or outdoor environment or into or out of any real property, including the movement of Contaminants, into, under, on, through or in the air, soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies or any other environmental medium.

        "Remedial Action" means all actions required to: (i) clean up, remove, treat, dispose of or in any way remediate or undertake corrective action with respect to Contaminants in the indoor or outdoor environment; (ii) prevent, mitigate or minimize the Release or threat of Release of Contaminants; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care in respect of actions contemplated in the preceding clauses (i) and
(ii).

        3.16 No Undisclosed Liabilities. Except as and to the extent disclosed in the Company SEC Documents or on the consolidated balance sheet of the Company and its subsidiaries attached to Section 3.7 of the Company Disclosure Schedule, as of June 30, 1997, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto). Except as and to the extent disclosed in the Company SEC Documents or no the consolidated balance sheet of the Company and its subsidiaries attached to Section 3.7 of the Company Disclosure Schedule, since June 30, 1997, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, having or which would have, and there have been no events, changes or effects with respect to the Company and its subsidiaries having or which would have, in either case individually or in the aggregate, a material adverse effect on the Company.

        3.17 Corporate Records. The minute books of the Company and its subsidiaries accurately reflect in all material respects all actions taken to this date by the stockholders, board of directors and committees of the board of directors of the Company and its subsidiaries. The stock certificate books and records of the Company and its subsidiaries accurately reflect on the date hereof and will accurately reflect as of the Effective Time the ownership of the capital stock of the Company and its subsidiaries.

        3.18 Accounting Records. The Company and its subsidiaries maintain accounting records which fairly and validly reflect, in all material respects, their transactions and maintain accounting controls sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management's general or specific authorization and
(ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles (except that the Company's investment in Services is carried at historical rates).

        3.19 Brokers. No broker, finder, investment banker or financial advisor is entitled to any brokerage, finder's, or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries, except for (i) the fee specified in the Hicks Muse Termination Agreement (as hereinafter defined) and (ii) the fee payable to Chase Securities, Inc. for rendering a fairness opinion to the Board of Directors of the Company in connection with the transactions contemplated hereby, which fee will not be in excess of $50,000 (plus reimbursement of reasonable expenses).

        3.20    Properties

        (a) Section 3.20(a) of the Company Disclosure Schedule contains a complete and correct list of all real property owned or leased by the Company or any subsidiary of the Company (the "Real Properties"). Each of the Company and its subsidiaries has good fee or leasehold title to the Real Property. Except as set forth in the title insurance policies listed in Section 3.20(a) of the Company Disclosure Schedule, no Real Property owned by the Company or any of its subsidiaries is subject to any claims, liens, or encumbrances whether by mortgage, pledge, lien, conditional sales agreement, charge or otherwise, except for those which, individually or in the aggregate, would not have a material adverse effect on the Company. Except as set forth in Section 3.20(a) of the Company Disclosure Schedule, there is no contract, agreement, arrangement or obligation of any kind with any person or entity regarding the Real Property or the development, management or operation thereof.

        (b) The Company has previously made available to Parent complete and correct copies of each lease to which the Company or any of its subsidiaries is a party or any of their properties are bound providing for payments of at least $40,000 per year. A complete and correct list of each such material lease is set forth in Section 3.20(b) of the Company Disclosure Schedule. All of such material leases are valid and subsisting and in full force and effect with respect to the Company and its subsidiaries and, to the Company's knowledge, with respect to any other party thereto.

        3.21 Insurance. Section 3.21 of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies currently in force insuring against risks of the Company and its subsidiaries, and the Company has previously made available to Parent copies of the directors and officers insurance policy maintained by the Company for the fiscal year ending June 30, 1998 and, with respect to the other policies listed on Section 3.21 of the Company Disclosure Schedule, has previously made available to Parent true and correct schedules listing the name of carrier, policy coverage, policy limits and deductibles. The Company and its subsidiaries are in compliance with the terms of such policies and there are no claims by the Company or any of its subsidiaries under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

        3.22    Intellectual Property.

        (a) The Company and its subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property (as hereinafter defined) necessary for the operation of the businesses of the Company and its subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Company and its subsidiaries in the Company's and its subsidiaries' business immediately prior to the Effective Time will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Effective Time. To the knowledge of the Company, the Company and its subsidiaries have taken all necessary action to maintain and protect each item of Intellectual Property that the Company and its subsidiaries own or use. Neither the Company nor any of its subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and to the knowledge of the Company there has never been any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or its subsidiaries. "Intellectual Property" shall mean the entire right, title and interest in and to all proprietary rights of every kind and nature, including patents, patent applications, registered and unregistered copyrights, registered and unregistered trademarks and service marks, computer programs and databases, trade secrets and proprietary information.

        (b) Section 3.22(b) of the Company Disclosure Schedule sets forth each patent, trademark or copyright registration which has been issued to the Company or its subsidiaries with respect to any of their Intellectual Property, each pending patent application or application for registration which the Company and its subsidiaries have made with respect to any of their Intellectual Property, and each license, agreement, or other permission which the Company and its subsidiaries have granted to any third party with respect to any of their Intellectual Property. Section 3.22(b) of the Company Disclosure Schedule also sets forth each trade name and unregistered trademark used by the Company and its subsidiaries in connection with their businesses. With respect to each item of Intellectual Property required to be disclosed pursuant to this Section 3.22(b): (i) the Company and its subsidiaries possess all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action, suit, proceeding, hearing, interference, opposition, re-issue, re-examination, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability, scope, use, or ownership of the item; and (iv) neither the Company nor any of its subsidiaries has agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

        (c) Section 3.22(c) of the Company Disclosure Schedule sets forth each item of Intellectual Property that any third party owns and that the Company and its Subsidiaries use or Intellectual Property that the Company or its subsidiaries have less than full ownership interests in pursuant to license, sublicense, agreement, or permission, other than any item of Intellectual Property licensed or sublicensed or used pursuant to an agreement between Parent and a third party and used by parent in connection with the connection with the performance of information technology services for the Company. The Company has made available to Parent correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item, (i) the relevant license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid binding, enforceable, and in full force and effect on identical terms following the consummation of the Merger; (ii) to the knowledge of the Company, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and (iii) no action, suit, proceeding, hearing, interference, opposition, reissue, re-examination, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of the Company, threatened, against the Company or any subsidiary which challenges the legality, validity, scope, use, ownership or enforceability of the underlying item of Intellectual Property.

        (d) The Company shall not be deemed to be in breach of any representation or warranty in this Section 3.22 if such breach arises from a breach by Parent of its obligations under the Agreement for Information Technology Services dated January 1, 1995 between Parent and Services.

        3.23 Labor Matters. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to, or is currently negotiating, any collective bargaining or other labor union contract applicable to any person employed by the Company or its subsidiaries. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has experienced any labor dispute, strike or work stoppage since January 1, 1993, and there is no pending or, to the Company's knowledge, threatened labor dispute, strike or work stoppage against the Company or any subsidiary of the Company. Neither the Company nor its subsidiaries, nor their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no pending, or to the knowledge of the Company threatened, charge or complaint against the Company or its subsidiaries by the National Labor Relations Board or any comparable state or foreign agency.

The Company and its subsidiaries are in material compliance with all applicable laws respecting employment, consulting, employment practices, wages, hours and terms and conditions of employment. Except as set forth on Section 3.23 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has had a "Plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq.

        3.24 Bank Accounts. Section 3.24 of the Company Disclosure Schedule sets forth a complete and correct list of (i) the name and address of each bank in which the Company or any subsidiary of the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney (including, without limitation, with respect to tax matters) from the Company or any subsidiary of the Company and a summary of the terms thereof.

        3.25 Projections. Certain projections for Services' consolidated operations for each month from July through December 1997 are attached hereto as Section 3.25 of the Company Disclosure Schedule (the "Projections"). The Projections were prepared in good faith and consistent with past practices. All assumptions on which the Projections are based were determined in accordance with past practices. The Company believes that all such stated assumptions were reasonable when made and continue to be reasonable. the Projections were not prepared with a view to public disclosure and do not purport to present financial condition or results of operations in accordance with generally accepted accounting principles. The Projections have not been audited, compiled or otherwise examined by independent accountants. The Projections reflect numerous assumptions, many of which are beyond the control of the Company. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove to be accurate, and actual results may be materially greater or less than those contained in the Projections.

        3.26 Related Party Transactions. Except as listed in Section 3.26 of the Company Disclosure Schedule, since June 30 1996 there have been no material transactions between the Company and any of its subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its subsidiaries, (ii) record or beneficial owner of five percent or more of any class of equity securities of the Company, or (iii) affiliated (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the one hand, other than transactions with Parent and any of its subsidiaries, any payments under the Hicks Muse Advisory Agreement (as hereinafter defined) or the Wand Advisory Agreement (as hereinafter defined), and payment of compensation for services rendered to the Company or any of its subsidiaries pursuant to the employment arrangements listed in Section 3.12 of the Company Disclosure Schedule as in effect on the date hereof.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

                In order to induce the Company to enter into this Agreement, Parent and Sub, jointly and severally, hereby represent and warrant to the Company that the statements contained in this Article IV are true, correct and complete.

                4.1 Organization and Standing. Each Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted.

                4.2 Corporate Power and Authority. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby to be performed by it have duly and validly approved by the Board of Directors of Parent and Sub and no other corporate proceedings with respect to Parent and Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Parent and Sub enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                4.3 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation of the transactions contemplated hereby will:

                (a) conflict with, or violate any provision of, the Certificate of Incorporation or Bylaws of Parent and Sub;

                (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Parent, Sub or any of their subsidiaries is a party or by which any of their respective properties or assets may be bound;

                (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or any of their properties or assets; or

        (d) require any action or consent or approval of, or review by, or registration or filing by Parent, Sub or any of their affiliates with, any third party or any Governmental Authority, other than (i) actions required by the HSR Act and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL;

except, in the case of (b), (c) and (d), for any of the foregoing that would not, in the aggregate, have a material adverse effect on Parent or Sub or that would not prevent or delay in any material respect the consummation of the transactions contemplated hereby.

        4.4     Litigation.     There is no action, suit, or proceeding pending
or, to the knowledge of Parent or Sub, threatened against Parent or Sub that questions the validity of this Agreement or any action taken or to be taken by Parent or Sub in connection with this Agreement.



                                   ARTICLE V
                            COVENANTS OF THE PARTIES

        The parties hereto agree as follows with respect to the period from and after the execution of this Agreement until the Effective Time.

        5.1     Mutual Covenants.

        (a)     General.   Each of the parties shall use its reasonable efforts
to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement as promptly as possible (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

        (b)     HSR Act.   As soon as practicable, and in any event no later
than two business days after the date hereof, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated hereby.

        (c)     Other Governmental Matters.   Each of the parties shall use its
reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of, any Governmental Authority that it may be required to give, make or obtain.

        (d)     Notification of Certain Matters.   Each of the parties shall
give prompt notice to the other parties of (i) the occurrence or non-occurrence of any event the occurrence or non-occurence of which would cause any representation or warranty contained in this Agreement made by such party to be untrue or inaccurate at or prior to the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5l(d) shall not limit or otherwise affect the remedies available hereunder to any party.

        (e) Termination of Securityholders Agreement. Simultaneously with the Closing, Parent and the Company shall cause the Securityholders Agreement, dated as of November 28, 1994, among the Company, HM/Neodata, L.P., HM/Neodata DBMS, L.P. and Parent (the "Securityholders Agreement") to be terminated pursuant to the provisions of the First Amendment to Securityholders Agreement in the form of Exhibit A hereto (the "Securityholders Agreement Amendment").

        (f) Public Statements. The parties shall consult with each other prior to issuing any public statement or announcement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public statement or announcement prior to such consultation and without consent of the other party, which shall no be unreasonably withheld, except that any party may issue such a public statement or announcement prior to such consultation if and to the extent required by law or any listing agreement with a national securities exchange or any other similar regulatory bodies, in which case such party shall use its best efforts to consult with the other parties prior to issuing such public statement or announcement.

        5.2  Covenants of the Company.

        (a) Access. From and after the date of this Agreement until the Closing Date (or the termination of this Agreement), the Company shall permit representatives of Parent and Sub to have reasonable access to the Company's officers, employees, premises, properties, books, records, financial and operating data, contracts, tax records and documents. Without limiting the foregoing, during such period, to the extent permitted by applicable law, one or more representatives of Parent (a "Parent Representative") shall be permitted to relocate to the Company's principal executive offices and/or such other facilities of the Company and its subsidiaries as Parent shall deem necessary. Management of the Company shall cooperate with such representatives of Parent and shall offer to include such representatives in all material decisions, actions or meetings regarding the management of the Company and its subsidiaries. During the period from the date hereof to the Effective Time, the Company shall notify Parent of any material change in the normal course of the Company's business. During such period, the Company shall promptly furnish to Parent all monthly or other interim financial information regarding the Company's or Services' consolidated financial position or results of operations as soon as practicable following the availability of such information. The representations and warranties of the Company contained herein or in any certificate or other document delivered to Parent or Sub shall not be deemed waived or otherwise affected by any such investigation made by Parent or any of its representatives.

        (b) Conduct of the Company's Operations. During the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause its subsidiaries to, conduct its operations in the ordinary course, except as expressly contemplated by this Agreement or authorized by Parent or a Parent Representative (which authorization shall be proven by clear and convincing evidence), and shall use its commercially reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain satisfactory relationships with customers, suppliers and other third parties, and to perform in all material respects all of its obligations under all contracts and agreements to which it is a party to by which any of its assets or properties are bound, to the end that their goodwill and ongoing business shall not be impaired in any material respect. Notwithstanding the immediately preceding sentence, prior to the Closing Date, except as may be authorized by Parent or a Parent Representative (which authorization shall be proven by clear and convincing evidence), neither the Company nor any subsidiary of the company shall (i) take any action that would result in any of the Company's representations or warranties set forth in this Agreement not being true or in any of the conditions to the Merger set forth in Article 7 not being satisfied;
(ii) amend or propose to amend its Certificate of Incorporation or Bylaws;
(iii) increase in any manner the compensation or fringe benefits (including, but not limited to, severance benefits) payable or to become payable to any director, officer, employee, independent contractor (except for increases in salary to non-officer employees in the ordinary course of business in accordance with pre-established bonus targets and performance goals) or amend or enter into any employment agreement with any present or future officer or employee (except for the Amendments to Employment Agreements referred to in Section 6.2(i) hereof), provided, however, that Parent acknowledges that the creation of employment rights under applicable law in connection with the hiring by the Company or a subsidiary of an employee in the ordinary course of business in the absence of a written employment agreement shall not be deemed to be prohibited by this clause; (iv) except pursuant to the exercise of options or warrants existing on the date hereof and disclosed pursuant to this Agreement and except for the conversion of Nonvoting Common Stock into common Stock pursuant to the terms of the Company's Certificate of Incorporations, issue any shares of capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (v) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (vi) adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect, other than the termination of option plans of the Company pursuant to this Agreement; (vii) except for dividends declared by Services to the company required for payment of the Promissory Note due 1998 of the company (as successor to Neodata Books/Distribution/Holding, Inc.) dated June 26, 1991 payable to Meredith Corporation in the original principal amount of $7,000,000 (the "Meredith Note") in accordance with its terms, declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any subsidiary; (viii) sell, lease or otherwise dispose of any of its assets (including capital stock of any subsidiary) which are material, individually or in the aggregate, except in the ordinary course of business; or (ix) agree to take any of the actions specified in this Section 5.2(b).

        (c) Discharge and termination of Subdebt Warrants and Bridge Warrants. Prior to or simultaneously with the Closing, the Company shall discharge and terminate (i) all of its obligations under the outstanding Subdebt Warrants (as defined below) pursuant to a Subdebt Warrant Exercise Agreement, to be dated as of the Closing Date, among the Company and the holders of the Subdebt Warrants substantially in the form of Exhibit B hereto (the "Subdebt Warrant Exercise Agreement") and (ii) all of its obligations under the outstanding Bridge Warrants (as defined below) pursuant to a Bridge Warrant Exercise Agreement, to be dated as of the Closing Date, among the Company and the holders of the Bridge Warrants substantially in the form of Exhibit C hereto (the "Bridge Warrant Exercise Agreement," and together with the Subdebt Warrant Exercise Agreement, the "Warrant Exercise Agreements"). As used herein, (i) the "Subdebt Warrants" means those certain Warrants to Acquire Nonvoting Common Stock of Neodata Corporation, as amended, listed and described under the heading "Subdebt Warrants" in Section 5.2(c) of the Company Disclosure Schedule and (ii) the "Bridge Warrants" means those certain Warrants to Acquire Common Stock of Neodata Corporation, as amended, listed and described under the heading "Bridge Warrants" in Section 5.2(c) of the Company Disclosure Schedule.

        (d) Stock Options. Prior to the Closing, the Company shall cause the 1990 Plan and the 1994 Plan to terminate as of the Effective Time and shall cause the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company to be canceled as of the Effective Time (the "Option Plan Terminations"). The Company agrees to take all action necessary to ensure that following the Effective Time no participant in the 1990 Plan, the 1994 Plan or any other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation.

        (e) Termination of Financial Advisory Agreements. Simultaneously with the Closing, the Company shall cause the Financial Advisory Agreement, dated as of August 22, 1990, among the Company, Neodata Services, Inc. and Hicks, Muse Co. Incorporated, as amended (the "Hicks Muse Advisory Agreement"), and the Financial Advisory Agreement, dated as of September 30, 1992, among the Company, Neodata Services, Inc. and Wand/Neodata Investments, L.P., as amended (the "Wand Advisory Agreement"), to be terminated pursuant to the provisions of the Hicks Muse Termination Agreement substantially in the form of Exhibit D hereto (the "Hicks Muse Termination Agreement") and the Wand Termination Agreement substantially in the form of Exhibit E hereto (the "Wand Termination Agreement" and, collectively with the Hicks Muse Termination Agreement, the "Financial Advisory Termination Agreements"), respectively.

        (f) Consent of Stockholders. The Company shall take all action reasonably necessary, in accordance with the DGCL and its Certificate of Incorporation and Bylaws, to obtain the written consent of its stockholders to
(i) the Merger and the transactions contemplated hereby and (ii) all payments, including amounts received in respect of stock and stock options, to be made to Laurence Jones pursuant to the Amended and Restated Executive Employment Agreement dated January 1, 1997 between the Company and A. Laurence Jones (the "Jones Employment Agreement"). The information furnished to stockholders shall include written disclosure in a form reasonably acceptable to Parent. At or prior to the Closing, the Company shall deliver to Parent a certificate of the Company's Secretary setting forth (i) the number of shares of capital stock of the Company with respect to which consent has been granted to the foregoing matters and (ii) the number of Dissenting Shares.

                5.3      Covenants of Parent and Sub.

                (a)     Indemnification; Insurance.

                        (i) For a period of six years from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company for any subsidiary thereof) (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (and shall pay reasonable expenses for legal fees in advance of the final disposition of any such action or proceeding to each Indemnified Party to he fullest extent permitted under applicable law upon receipt from an Indemnified Party of any undertaking contemplated by applicable law, including, without limitation, an undertaking to reimburse Parent or the Surviving Corporation for such expenses paid in advance in the event that it is ultimately determined that such Indemnified Party is not entitled to the payment of such expenses for any reason) arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such prior to the Effective Time, whether commenced asserted or claimed before the Effective Time and including, without limitation, liabilities arising under the Securities Act, the Exchange Act and state corporation laws; provided that the Surviving Corporation shall pay for only one law firm (in addition to local counsel) for all Indemnified Parties, unless the sue of one law firm for all Indemnified Parties would present such law firm with a conflict of interest. For a period of six years from and after the Effective Time and except as may be required by applicable law, Parent shall cause the Surviving Corporation to keep in effect the Company's current provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL. In the event of any actual or threatened claim, action, suit, proceeding or investigation in respect of such acts or omissions, Parent shall cause the Surviving Corporation to cooperate in the defense of any such matter; provide, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

                        (ii) From and after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, maintain in effect for a period ending not earlier than the six year anniversary of the Effective Time directors' and officers' liability insurance providing at least substantially the same coverage with respect to the Company's officers and directors as the current policy maintained by the Company, with respect to matters occurring prior to or existing at the Effective time, including the transactions contemplated by this Agreement, to the extent such insurance is commercially available at reasonable cost with respect to such matters.

                (b) Stockholder Actions. Parent agrees that, in its capacity as a stockholder of the Company, it shall execute such consents and otherwise vote to approve such actions necessary to consummate the transactions contemplated hereby.

                                   ARTICLE VI
                                   CONDITIONS

                6.1 Conditions to Obligations of All Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction, contemporaneously with, or prior to, the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company or by Parent and Sub):

                (a) no temporary restraining order, preliminary or permanent injunction or other order or decree which seeks to prevent consummation of any of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by an Governmental Authority which prevents the consummations of any of the transactions contemplated hereby;

                (b) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

                (c) this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation.

                6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to perform the transactions contemplated by this Agreement to be performed by them are subject to the satisfaction, contemporaneously with, or prior to, the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub):

                (a) the representations and warranties of the Company contained herein shall be true and correct as of the date of this Agreement in all material respects and (except to the extent that such representations and warranties speak specifically as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, provided, however, that materiality for such purpose shall be determined without reference to any material or knowledge standard included in any particular representation or warranty;

                (b) the Company shall have performed in all material respects each covenant to be performed by it on or prior to the Closing Date;

        (c) all consents and approvals of Governmental Authorities or third party consents and approvals identified on Section 6.2(c) of the Company Disclosure Schedule necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained.

        (d) there shall not have occurred after the date hereof any events resulting in or which would result in, individually or in the aggregate, a material adverse effect on the Company, except to the extent that any such event resulted from any action taken by the Company or a subsidiary which was authorized by Parent or a Parent Representative where such authorization can be proven by clear and convincing evidence;

        (e) the Subdebt Warrants and the Bridge Warrants shall have been exercised and the Company shall have no further obligations in connection therewith, other than payment of the difference between the aggregate Merger Consideration and the exercise price, if any, in respect thereof;

        (f) all outstanding options to acquire capital stock of the Company shall have been terminated;

        (g) the Financial Advisory Termination Agreements shall have been duly and validly executed and delivered by the parties thereto and shall be valid, binding and in full force and effect;

        (h) Parent shall have received the opinion of Weil, Gotshal, & Manges, L.L.P., counsel to the Company, substantially in the form of Exhibit F hereto;

        (i) Parent shall have received the Amendment to Executive Employment Agreement, substantially in the form of Exhibit G hereto, duly executed by the Company and each of Nicholas Cuccaro, Francie Anhut, Ed Fiaherty, Ed Frazier, Ben Gill, Sue Morse, Nancy Talmey and Rich Rosy, except for any such person with respect to whom such person's stock options shall not have been accelerated;

        (j) the Securityholders Agreement Amendment shall have been duly and validly executed and delivered by the parties thereto other than Parent and shall be valid, binding and in full force and effect.

        (k) the Company shall have filed with the Commission its Annual Report on Form 10-K for its fiscal year ended June 30, 1997, which shall include an unqualified opinion from Coopers & Lybrand, the Company's independent auditors; and

        (l) The Company shall have obtained the ratification and approval by the vote of persons owning more than 75% of the voting power of all outstanding stock of the Company, pursuant to written disclosure in a form reasonably acceptable to Parent, of the amounts to be received by A. Laurence Jones in connection with the transactions contemplated hereby.

          6.3 Conditions to Obligations of the Company. The obligations of the Company to perform the transactions contemplated by this Agreement to be performed by it are subject to the satisfaction, contemporaneously with, or prior to, the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company):

          (a) the representations and warranties of Parent and Sub contained herein shall be true and correct as of the date of this Agreement in all material respects and (except to the extent that such representations and warranties speak specifically as of an earlier date) as of the Effective Time as though made on and as of the Effective Time, provided, however, that materiality for such purpose shall be determined without reference to any material or knowledge standard included in any particular representation or warranty

          (b) each of Parent and Sub shall have performed in all material respects each covenant to be performed by it on or prior to the Closing Date

          (c) the Securityholders Agreement Amendment shall have been duly and validly executed and delivered by the parties thereto other than the Company and shall be valid, binding and in full force and effect; and

          (d) Parent and Sub shall have delivered the Merger Consideration, the Option Consideration and all amounts necessary to cash out the Bridge Warrants and the Subdebt Warrants to the Paying Agent by wire transfer of immediately available funds.


                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

          7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

          (a)     by mutual consent of Parent and the Company;

          (b) by either Parent or the Company if any permanent injunction or other order or decree of a court or other competent Governmental Authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used its reasonable best efforts to remove such injunction, order or decree;

          (c) by either Parent or the Company if the Closing shall not have occurred before October 15, 1997 (or November 15, 1997, in the event the Closing shall not have occurred on or before October 15, 1997 due to the failure to receive termination of the waiting period under the HSR Act); provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date, or

        (d) by Parent or the Company (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 10 days following written notice given by the terminating party to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing, but only if such breach would constitute a failure of a condition contained in Section 6.2 or
    Section 6.3, as applicable.

        7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of Sections 7.2 and 8.10, shall become void and have no effect, without any liability on the part of any party or its directors, officers, employees or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a breach of any covenant or agreement set forth in this Agreement.

        7.3 Amendment. This Agreement may be amended by a written instrument signed by the parties hereto and, if required by the DGCL or otherwise, approved by action taken by their respective Boards of Directors, at any time, but no amendment shall be made which by law requires further approval by the stockholders of the Company or Sub without such further approval.

        7.4 Extension; Waiver. At any time prior to the Closing Date, Parent (with respect to the Company) and the Company (with respect to Parent and Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII

                                 MISCELLANEOUS

        8.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Closing Date.

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)     if to the Company:

                        Neodata Corporation
                        833 W. South Boulder Road
                        Louisville, Colorado 80027
                        Attention: A. Laurence Jones

                        with copies to:

                        Hicks, Muse, Tate & Furst Incorporated
                        200 Crescent Court, Suite 1600
                        Dallas, Texas 75201
                        Attention: Jack D. Furst
                                   Lawrence D. Stuart, Jr.
                        Telecopy No.: (214) 740-7313

                        and

                        Mary R. Korby
                        Weil, Gotshal & Manges LLP
                        100 Crescent Court, Suite 1300
                        Dallas, Texas 75201
                        Telecopy No.: (214) 746-7777

                (b)     if to Parent or Sub:

                        Electronic Data Systems Corporation
                        5400 Legacy Drive
                        Mail Stop H2-8W-40
                        Plano, Texas 75024
                        Attention: General Counsel
                        Telecopy No.: (972) 605-5610

                8.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For the purposes of this Agreement, a "material adverse effect" shall mean, as to any party, a material adverse effect on the assets, liabilities, result of operations, business, properties or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or on such party's ability to consummate the transactions contemplated hereby. For the purposes of this Agreement, the term "to the knowledge of the Company" or similar terms shall be deemed to include the knowledge of any subsidiaries of the Company.

        8.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

        8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

        8.6 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries, except for the provisions of Section 5.3(a) which may be enforced by the beneficiaries thereof.

        8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of law.

        8.8 Specific Performance. The transactions contemplated by this Agreement are unique and monetary damages would not be an adequate remedy for a breach hereof. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided that such party is not in material default hereunder.

        8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign any or all of its rights, interest and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, the Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.10 Expenses. All costs and expenses incurred in connection with the consummation of the transactions contemplated by the Agreement by Parent and Sub shall be paid by Parent and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by the Company shall be paid by the Company. Notwithstanding the foregoing, the filing fees incurred in connection with the filings or registrations pursuant to the HSR Act shall be borne equally by Parent and the Company.

        8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        8.12 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.



                 [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, Parent, Sub and the Company have signed this Agreement as of the date first written above.


                                      ELECTRONIC DATA SYSTEMS CORPORATION


                                      By:   /s/ GARY J. FERNANDES
                                          -------------------------------------
                                      Name:  Gary J. Fernandes
                                      Title:  Vice Chairman



                                      RAMCAD CORPORATION


                                      By:   /s/ GARY J. FERNANDES
                                          -------------------------------------
                                      Name:  Gary J. Fernandes
                                      Title:  President



                                      NEODATA CORPORATION


                                      By:   /s/ A. LAWRENCE JONES
                                          ----------------------------------
                                      Name:  A. Lawrence Jones
                                      Title:  President/Chief Executive Officer